PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES $350 MILLION ADD-ON SENIOR NOTES OFFERING

HUNT VALLEY, MARYLAND – November 9, 2010 – Omega Healthcare Investors, Inc. (NYSE:OHI) announced today its intention to offer $350 million aggregate principal amount of its 6¾% senior notes due 2022, subject to market and other conditions. The terms of the notes offered will be the same as Omega’s existing $225 million aggregate principal amount of 6¾% senior notes due 2022.

The notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons outside the United States under Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Omega intends to use the net proceeds of the offering to fund its previously announced cash tender offer and consent solicitation for its outstanding $310 million aggregate principal amount of 7% senior notes due 2014 and for working capital and general corporate purposes.

In connection with the offering, Omega will agree to file a registration statement with the Securities and Exchange Commission relating to an offer to exchange the notes for publicly tradeable notes having substantially identical terms, in accordance with published SEC interpretations.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry.  At September 30, 2010, Omega owned or held mortgages on 395 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 45,914 licensed beds (44,179 available beds) located in 35 states and operated by 49 third-party healthcare operating companies.  In addition, Omega has one closed facility currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) Omega’s ability to maintain its status as a real estate investment trust; and (viii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.